Merchants Bancshares, Inc. Announces Dividend and Second Quarter 2015 Results

SOUTH BURLINGTON, Vt., July 27, 2015 /PRNewswire/ -- Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $3.12 million and $6.45 million, or diluted earnings per share of $0.49 and $1.02 for the three and six months ended June 30, 2015, respectively. This compares to net income of $3.41 million and $6.82 million, or diluted earnings per share of $0.54 and $1.07 for the three and six months ended June 30, 2014, respectively. The return on average assets was 0.72% for the three months and 0.75% for the six months ended June 30, 2015, compared to 0.82% for the same periods in 2014. The return on average equity was 9.73% and 10.15% for the three and six months ended June 30, 2015, respectively, compared to 11.15% and 11.23% for the same periods in 2014. Merchants Bancshares' Board of Directors approved a dividend of $0.28 per share, payable August 21, 2015, to shareholders of record as of August 7, 2015.

"Our results for the quarter demonstrate good progress in many revenue categories. We are especially pleased to see net interest income increase for the first time in a number of quarters. The acquisition of NUVO Bank in Springfield, Massachusetts remains on track to close in the fourth quarter. We are working actively with the management and staff at NUVO on planning for the integration of our two companies," commented Michael R. Tuttle, Merchants Bancshares' President and Chief Executive Officer.

"We are pleased with our commercial loan growth over the first half of the year. This loan growth coupled with expected improvement in our fee businesses and a focus on reducing noninterest expense will benefit our performance in the second half of 2015 and provide a nice foundation for 2016," added Geoffrey R. Hesslink, Merchants Bank's President and Chief Executive Officer.

Average loan balances for the three months ending June 30, 2015 were $1.22 billion, $33.1 million higher on a linked quarter basis and $56.6 million higher from the fourth quarter of 2014. Ending loan balances at June 30, 2015 were impacted by normal short-term seasonal reductions in municipal loans. Municipal balances stood at $91.7 million on July 15, 2015. Ending loan balances were $1.204 billion, an increase of $3.5 million from March 31, 2015 and $21.3 million from December 31, 2014. Total commercial loans increased $73.6 million to $687.5 million at June 30, 2015, which represents a year-to-date annualized commercial loan growth of 24%.

The following table summarizes the components of the loan portfolio as of the periods indicated:

(In thousands)	June 30, 2015	March 31, 2015	December 31, 2014	June 30, 2014
Commercial, financial and agricultural	$ 210,458	$ 195,782	$ 177,597	$ 193,806
Municipal loans	59,035	91,410	94,366	46,358
Real estate loans - residential	454,114	461,459	469,529	476,696
Real estate loans - commercial	438,622	419,500	412,447	372,825
Real estate loans - construction	38,435	28,512	23,858	32,336
Installment Loans	2,950	3,454	4,504	4,238
All other loans	41	53	33	252
Total Loans	$ 1,203,655	$ 1,200,170	$ 1,182,334	$ 1,126,511

Merchants Bancshares recorded a $100 thousand provision for credit losses during the three and six months ended June 30, 2015, compared to a $50 thousand and $150 thousand provision for credit losses during the three and six months ended June 30, 2014, respectively. Nonperforming loans were 0.12% of total loans at June 30, 2015, compared to 0.07% of total loans at December 31, 2014 and 0.08% of total loans at June 30, 2014. The increase in nonperforming loans from the prior year-end was primarily attributable to one commercial credit. Accruing loans past due 31-90 days were 0.04% of total loans at June 30, 2015. The Bank continues to experience exceptionally strong credit quality.

The average investment portfolio for the second quarter of 2015 was $378 million, an increase of $25 million from average balances for the second quarter of 2014, and an increase of $41 million from December 31, 2014. The ending balance in the investment portfolio at June 30, 2015 was $389 million, compared to $335 million at June 30, 2014 and $342 million at December 31, 2014.

Total deposits at June 30, 2015 were $1.35 billion, $38 million higher than balances at December 31, 2014 and $36 million higher than balances at June 30, 2014. Quarterly average deposit balances increased by $32 million to $1.35 billion, a 2% increase over quarterly averages for the second quarter of 2014. The increase is primarily attributable to moving the trust account deposits on to the balance sheet. Securities sold under agreement to repurchase, which represent collateralized customer accounts, were $170 million at June 30, 2015, a reduction of $89 million from $258 million at December 31, 2014, and an increase of $29 million from June 30, 2014. The reduction from the prior year-end was due to the municipality seasonality that also impacted our loan balances.

Merchants Bancshares' shareholders' equity and capital ratios remain strong. Shareholders' equity ended the quarter at $129.0 million, and the book value per share increased by $0.46 to $20.35 per share at June 30, 2015 from $19.89 at December 31, 2014. Effective January 1, 2015, Merchants Bancshares adopted the Basel III Capital Rules which added a new risk weighted capital measure Common Equity Tier 1 (CET1). At June 30, 2015 CET1 was 13.58%. At June 30, 2015, the tier 1 leverage ratio increased to 8.97%, total risk-based capital ratio decreased to 16.84% and the tangible capital ratio increased to 7.70% from 8.76%, 16.95% and 7.30%, respectively, at December 31, 2014.

Merchants Bancshares' taxable equivalent net interest income was $12.25 million for the three months ended June 30, 2015, compared with $12.06 million at March 31, 2015, and $12.14 million for the same period in 2014. The taxable equivalent net interest margin for the three months ended June 30, 2015 was 2.95%, flat on a linked quarter basis, and a decrease of 11 basis points from the second quarter of 2014.

Total noninterest income for the second quarter of 2015 was $2.75 million, a decrease of $196 thousand compared to the second quarter of 2014. For the first six months of 2015, noninterest income was $5.42 million, a decrease of $436 thousand from the same period a year ago. The decreases are attributable to lower overdraft fee income, partially offset by increases in service charges, debit cards, and trust fees. Merchants Trust division income increased from the quarter ended June 30, 2014 by $55 thousand, as trust division assets have continued to show growth at $661 million.

Total noninterest expense for the second quarter of 2015 was $10.34 million after excluding merger-related expenses of $143 thousand. This is a $336 thousand increase on a linked quarter basis. The increase is attributable to higher compensation and benefits of $142 thousand, state franchise taxes of $118 thousand and other non-recurring expenses.

On a year-to-date basis, noninterest expenses (excluding merger-related costs for 2015 and conversion expenses for 2014) increased $478 thousand to $20.34 million. The primary drivers of the increase were higher compensation expense of $178 thousand, healthcare benefit expenses of $114 thousand, higher unemployment taxes of $52 thousand, and reduced pension income of $142 thousand.

Merchants Bancshares' effective tax rate was 20% and 21% for the three and six months ended June 30, 2015, respectively, compared to 21% on a linked quarter basis, and 23% for the three and six months ended June 30, 2014, respectively. The decrease in the effective tax rate from the second quarter 2014 is due to additional low income housing tax credits.

Michael R. Tuttle, Merchants Bancshares, Inc.'s President and Chief Executive Officer, Geoffrey R. Hesslink, Merchants Bank's President and Chief Executive Officer, and Thomas J. Meshako, Merchants Bancshares, Inc.'s Senior Vice President and Chief Financial Officer, will host a conference call to discuss these earnings results, business and outlook at 10:00 a.m. Eastern Time on Tuesday, July 28, 2015. Interested parties may participate in the conference call by dialing U.S. number (866) 218-2405, Canada number (855) 669-9657, or international number (412) 902-4124. The title of the call is Merchants Bancshares, Inc. Q2 2015 Earnings Call. Participants are asked to call a few minutes prior to register. A replay will be available until 12:01 a.m. Eastern Time on Wednesday, August 5, 2015. The U.S. replay dial-in telephone number is (877) 344-7529. The Canada replay telephone number is (855) 669-9658, the international replay telephone number is (412) 317-0088. The replay access code for all replay telephone numbers is 10057191. Additionally, a recording of the call will be available on Merchants website at www.mbvt.com

Established in 1849, Merchants Bank is the largest Vermont-based bank, independently and locally operated. Consumer, business, municipal and investment customers enjoy personalized relationships, sophisticated online and mobile banking options, and 32 branches statewide. Merchants Bank (Member FDIC, Equal Housing Lender, NASDAQ "MBVT") and Merchants Trust Company employ approximately 292 full-time employees and 33 part-time employees statewide, and have earned several "Best Places to Work in Vermont" awards. American Banker ranks Merchants Bank a "Top 200" in America among 851 peers. www.mbvt.com

Non-GAAP Financial Measure. In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. In several places net interest income is presented on a fully taxable equivalent basis. Specifically included in interest income was tax-exempt interest income from certain tax-exempt loans. An amount equal to the tax benefit derived from this tax exempt income is added back to the interest income total, to produce net interest income on a fully taxable equivalent basis. The amount added back was $508 thousand for the three months ended June 30, 2015, $504 thousand on a linked quarter basis and $525 thousand for the same period in 2014. An additional non-GAAP financial measure Merchants Bancshares' uses is the tangible equity ratio. Because Merchants Bancshares' has no intangible assets, the tangible equity is the same as the book equity. Merchants Bancshares believes that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a company's financial condition and therefore such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Information About Pending Transaction. This communication does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities.

On April 27, 2015, Merchants Bancshares, Inc. announced the proposed acquisition of NUVO Bank & Trust Company ("NUVO"), headquartered in Springfield, Massachusetts, pursuant to an Agreement and Plan of Merger dated as of April 27, 2015. Completion of the transaction is expected in the fourth quarter of 2015, subject to satisfaction of customary closing conditions, including the approval of NUVO's shareholders and receipt of required regulatory approvals. The proposed transaction will be submitted to the shareholders of NUVO for their consideration at a special meeting later this year. Merchants Bancshares, Inc. will file with the Securities and Exchange Commission a Registration Statement on Form S-4 that will include a proxy statement of NUVO, which will also constitute a prospectus of Merchants Bancshares, Inc. Investors and security holders are urged to read the registration statement and the proxy statement/prospectus regarding the proposed merger when it becomes available, as well as other documents filed with the SEC, because they will contain important information about the merger and the parties to the transaction. You may obtain a free copy of the proxy statement/prospectus (when available) and other related documents filed by Merchants Bancshares, Inc. with the SEC at the SEC's website at www.sec.gov. You will also be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Merchants Bancshares, Inc. on its website, at www.mbvt.com.

Copies of the proxy statement/prospectus can be obtained without charge, when available, by directing a request to Thomas J. Meshako, Merchants Bancshares, Inc.'s Senior Vice President and Chief Financial Officer, Merchants Bancshares, Inc., 275 Kennedy Drive, P.O. Box 1009, South Burlington, VT 05402, or to NUVO Bank & Trust Company, 1500 Main Street, P.O. Box 15209, Springfield, Massachusetts 01115-5209.

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe Merchants Bancshares' future plans, strategies and expectations, can generally be identified by the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Actual results could differ materially from those projected in the forward-looking statements as a result of, among others, weakness in general, national, regional or local economic conditions, the performance of the investment portfolio, quality of credits or the overall demand for services; changes in loan default and charge-off rates which could affect the allowance for credit losses; declines in the equity and financial markets; reductions in deposit levels which could necessitate increased and/or higher cost borrowing to fund loans and investments; declines in mortgage loan refinancing, equity loan and line of credit activity which could reduce net interest and non-interest income; changes in the domestic interest rate environment and inflation; changes in the carrying value of investment securities and other assets; misalignment of interest-bearing assets and liabilities; increases in loan repayment rates affecting interest income and the value of mortgage servicing rights; changing business, banking, or regulatory conditions or policies, or new legislation affecting the financial services industry that could lead to changes in the competitive balance among financial institutions, restrictions on bank activities, changes in costs (including deposit insurance premiums), increased regulatory scrutiny, declines in consumer confidence in depository institutions, or changes in the secondary market for bank loan and other products; and changes in accounting rules, federal and state laws, IRS regulations, and other regulations and policies governing financial holding companies and their subsidiaries which may impact Merchants Bancshares' ability to take appropriate action to protect financial interests in certain loan situations.

You should not place undue reliance on forward-looking statements, and are cautioned that forward- looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, which are included in more detail in the Annual Report on Form 10-K, as updated by Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. Merchants Bancshares' does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contact: Jodi L. Bachand, Merchants Bank, at (802) 865-1807

Merchants Bancshares, Inc.
Financial Highlights (unaudited)
(Dollars in thousands except share and per share data)

	June 30,	March 31,	December 31	June 30,
	2015	2015	2014	2014
Balance Sheets - Period End
Total assets	$ 1,675,888	$ 1,694,985	$ 1,723,464	$ 1,608,943
Loans	1,203,655	1,200,170	1,182,334	1,126,511
Allowance for loan losses ("ALL")	12,162	11,989	11,833	12,040
Net loans	1,191,493	1,188,181	1,170,501	1,114,471
Investments-available for sale, taxable	259,556	248,987	203,473	188,593
Investments-held to maturity, taxable	129,312	134,245	138,421	146,848
Federal Home Loan Bank ("FHLB") stock	4,378	4,378	4,378	5,877
Cash and due from banks	26,721	25,627	23,745	39,423
Interest earning cash and other short-term investments	13,924	42,292	130,714	62,325
Bank owned life insurance	10,432	10,372	10,311	10,158
Other assets	40,072	40,903	41,921	41,248
Non-interest bearing deposits	572,169	583,486	566,366	286,374
Savings, interest bearing checking and money market accounts	575,524	541,878	530,722	763,427
Time deposits	199,132	204,433	211,684	260,898
Total deposits	1,346,825	1,329,797	1,308,772	1,310,699
Securities sold under agreement to repurchase, short-term	169,959	206,386	258,464	141,064
Other long-term debt	2,279	2,300	2,320	2,362
Junior subordinated debentures issued to
unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	7,231	7,422	7,468	9,237
Shareholders' equity	128,975	128,461	125,821	124,962

Balance Sheets - Quarter-to-Date Averages
Total assets	$ 1,731,063	$ 1,718,309	$ 1,692,286	$ 1,657,705
Loans	1,220,418	1,187,278	1,163,776	1,169,339
Allowance for loan losses	12,075	11,892	12,079	12,206
Net loans	1,208,342	1,175,386	1,151,697	1,157,133
Investments-available for sale, taxable	246,208	225,277	196,557	204,148
Investments-held to maturity, taxable	131,966	136,404	140,339	148,756
FHLB stock	4,378	4,378	4,378	6,428
Cash and due from banks	23,663	25,478	26,476	26,906
Interest earning cash and other short-term investments	66,247	102,394	124,913	60,928
Bank owned life insurance	10,395	10,334	10,270	10,110
Other assets	39,863	38,658	37,657	43,296
Non-interest bearing deposits	574,660	582,573	558,960	272,334
Savings, interest bearing checking and money market accounts	576,038	540,846	529,189	777,090
Time deposits	202,050	207,849	220,114	271,658
Total deposits	1,352,748	1,331,268	1,308,263	1,321,082
Short-term borrowings	6,099	-	-	752
Securities sold under agreement to repurchase, short-term	213,436	230,113	228,080	181,593
Other long-term debt	2,286	2,307	2,327	2,369
Junior subordinated debentures issued to
unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	7,833	7,708	7,139	8,813
Shareholders' equity	128,043	126,294	125,858	122,477
Earning assets	1,669,217	1,655,731	1,629,963	1,589,599
Interest bearing liabilities	1,014,429	1,001,734	1,000,329	1,254,081

Ratios and Supplemental Information - Period End
Book value per share	$ 20.35	$ 20.30	$ 19.89	$ 19.75
Common Equity Tier 1	13.58%	13.85%	N/A	N/A
Tier I leverage ratio	8.97%	8.95%	8.76%	8.79%
Total risk-based capital ratio	16.84%	17.17%	16.95%	16.76%
Tangible capital ratio (1)	7.70%	7.58%	7.30%	7.77%
Period end common shares outstanding	6,336,408	6,328,818	6,327,226	6,326,927

Credit Quality - Period End
Nonperforming loans ("NPLs")	$ 1,387	$ 1,298	$ 791	$ 888
Nonperforming assets ("NPAs")	$ 1,387	$ 1,298	$ 791	$ 888
NPLs as a percent of total loans	0.12%	0.11%	0.07%	0.08%
NPAs as a percent of total assets	0.08%	0.08%	0.05%	0.06%
ALL as a percent of NPLs	877%	924%	1496%	1356%
ALL as a percent of total loans	1.01%	1.00%	1.00%	1.07%

(1)  The tangible capital ratio is calculated by dividing tangible equity by tangible assets.  Because we have no intangible assets, our tangible shareholder's equity is the same as our shareholder's equity.

Merchants Bancshares, Inc.
Financial Highlights (unaudited)
(Dollars in thousands except share and per share data)

	For the Six Months Ended
	June 30,	June 30,
	2015	2014
Balance Sheets - Year-to-Date Averages
Total assets	$ 1,724,721	$ 1,667,999
Loans	1,203,940	1,168,210
Allowance for loan losses	11,984	12,162
Net loans	1,191,956	1,156,048
Investments-available for sale, taxable	235,213	220,045
Investments-held to maturity, taxable	134,173	146,251
FHLB stock	4,378	6,956
Cash and due from banks	24,566	27,532
Interest earning cash and other short-term investments	84,221	60,225
Bank owned life insurance	10,365	10,070
Other assets	39,850	40,872
Non-interest bearing deposits	578,594	267,752
Savings, interest bearing checking and money market accounts	558,539	768,129
Time deposits	204,934	283,142
Total deposits	1,342,067	1,319,023
Short-term borrowings	3,066	378
Securities sold under agreement to repurchase, short-term	221,728	195,514
Other long-term debt	2,296	2,379
Junior subordinated debentures issued to
unconsolidated subsidiary trust	20,619	20,619
Other liabilities	7,771	8,689
Shareholders' equity	127,173	121,397
Earning assets	1,661,924	1,601,687
Interest bearing liabilities	1,008,116	1,270,161

Merchants Bancshares, Inc.
Financial Highlights (unaudited)
(Dollars in thousands except share and per share data)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014
Operating Results
Interest income
Interest and fees on loans	$ 10,800	$ 10,623	$ 10,756	$ 21,423	$ 21,518
Interest and dividends on investments	1,972	1,983	2,080	3,955	4,333
Total interest and dividend income	12,772	12,606	12,836	25,378	25,851
Interest expense
Deposits	677	701	936	1,378	1,838
Securities sold under agreement to repurchase and other short-term borrowings	151	155	87	306	179
Long-term debt	199	197	200	396	397
Total interest expense	1,027	1,053	1,223	2,080	2,414
Net interest income	11,745	11,553	11,613	23,298	23,437
Provision for credit losses	100	-	50	100	150
Net interest income after provision for credit losses	11,645	11,553	11,563	23,198	23,287
Noninterest income
Trust division income	885	895	830	1,780	1,681
Service charges on deposits	378	340	329	718	646
Debit card income, net	812	693	715	1,505	1,336
Overdraft income	333	446	653	779	1,280
Gain (losses) on investment securities, net	-	-	17	-	143
Gain (losses) on sale of other assets	-	-	(35)		(35)
Other noninterest income	345	296	440	641	808
Total noninterest income	2,753	2,670	2,949	5,423	5,859
Noninterest expense
Compensation and benefits	5,190	5,048	4,838	10,238	9,761
Occupancy and equipment expenses	1,781	1,909	1,762	3,690	3,629
Legal and professional fees	537	437	502	974	949
Mobile & internet banking	410	386	293	796	699
Core / Item processing expense	433	406	459	839	922
Marketing expenses	137	152	323	289	642
State franchise taxes	404	286	379	690	756
FDIC insurance	217	218	217	435	433
Conversion costs	-	-	218	-	388
Merger costs	143	5	-	148	-
Other noninterest expense	1,229	1,160	1,399	2,389	2,070
Total noninterest expense	10,481	10,007	10,096	20,488	20,250
Income before provision for income taxes	3,917	4,216	4,416	8,133	8,896
Provision for income taxes	801	880	1,003	1,681	2,080
Net income	$ 3,116	$ 3,336	$ 3,413	$ 6,452	$ 6,816

Ratios and Supplemental Information
Weighted average common shares outstanding	6,331,487	6,328,623	6,324,753	6,330,063	6,322,563
Weighted average diluted shares outstanding	6,345,960	6,342,490	6,343,461	6,344,233	6,342,719
Basic earnings per common share	$ 0.49	$ 0.53	$ 0.54	$ 1.02	$ 1.08
Diluted earnings per common share	$ 0.49	$ 0.53	$ 0.54	$ 1.02	$ 1.07
Return on average assets	0.72%	0.78%	0.82%	0.75%	0.82%
Return on average shareholders' equity	9.73%	10.56%	11.15%	10.15%	11.23%
Average yield on loans	3.72%	3.80%	3.87%	3.76%	3.90%
Average yield on investments	2.02%	2.12%	2.28%	2.07%	2.30%
Average yield of earning assets	3.20%	3.21%	3.37%	3.20%	3.39%
Average cost of interest bearing deposits	0.35%	0.38%	0.36%	0.36%	0.35%
Average cost of borrowed funds	0.58%	0.57%	0.56%	0.57%	0.53%
Average cost of interest bearing liabilites	0.40%	0.43%	0.39%	0.41%	0.38%
Net interest rate spread	2.79%	2.78%	2.98%	2.78%	3.01%
Net interest margin	2.95%	2.95%	3.06%	2.95%	3.08%
Net interest income on a fully taxable equivalent basis	$ 12,249	$ 12,057	$ 12,138	$ 24,306	$ 24,495
Net recoveries (charge-offs) to Average Loans	0.01%	(0.03)%	(0.01)%	(0.00)%	(0.01)%
Net recoveries (charge-offs)	$ 27	$ (51)	$ (73)	$ (24)	$ (72)
Efficiency ratio (1)	65.42%	65.89%	62.28%	65.08%	62.81%

(1)  The efficiency ratio excludes amortization of intangibles, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.
Amounts reported for prior periods are reclassified, where necessary, to be consistent with the current period presentation.

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